UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FRANCESCA’S HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35239	20-8874704
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8760 Clay Road, Houston, Texas		77080
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Purchase Rights of Series A Junior Participating Preferred Stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Francesca’s Holdings Corporation (the “Company”) to reflect the expiration of the rights to purchase Series A Junior Participating Preferred Stock (the “Rights”) registered on the Form 8-A filed by the Company on August 2, 2019.

Item 1.	Description of Registrant’s Securities to be Registered.

On July 31, 2020, the Company entered into an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of August 1, 2019, between the Company and Computershare Trust Company, N.A., as rights agent. The Amendment accelerates the expiration of the Rights from 5:00 p.m., New York City time, on August 1, 2022, to 5:00 p.m., New York City time, on August 1, 2020, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock, par value $.01 per share, pursuant to the Rights Agreement will expire.

In connection with the expiration of the Rights and termination of the Rights Agreement, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware on August 3, 2020 that, effective upon filing, eliminated from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the Preferred Stock, and returned the Preferred Stock to authorized but undesignated shares of the Company’s preferred stock. No shares of Preferred Stock were issued and outstanding at the time of the filing of the Certificate of Elimination.

The foregoing description of the Amendment and Certificate of Elimination is qualified in its entirety by reference to the Amendment and the Certificate of Elimination, a copy of which are attached hereto as Exhibit 4.2 and Exhibit 4.3, respectively, and are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated as of August 1, 2019, between Francesca’s Holdings Corporation and Computershare Trust Company, N.A., as Rights Agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Preferred Stock of Francesca’s Holdings Corporation as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Francesca’s Holdings Corporation on August 2, 2019).

4.2	Amendment No. 1 to Rights Agreement, dated as of July 31, 2020, between Francesca’s Holdings Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Francesca’s Holdings Corporation on August 3, 2020).

4.3	Certificate of Elimination of Series A Junior Participating Preferred Stock of Francesca’s Holdings Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Francesca’s Holdings Corporation on August 3, 2020).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FRANCESCA’S HOLDINGS CORPORATION

Date: August 3, 2020	By:	/s/ Cindy Thomassee
Cindy Thomassee
Executive Vice President and Chief Financial Officer